Exhibit 4.3
[FACE OF NOTE]
THIS CERTIFICATE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE THEREOF. EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, THIS CERTIFICATE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITORY OR TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC” OR THE “DEPOSITORY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INSOMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
LENNOX INTERNATIONAL INC.
4.900% Note due 2017

No.: 001	CUSIP No.: 526107AC1
$200,000,000
     LENNOX INTERNATIONAL INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $200,000,000 on May 15, 2017, unless earlier redeemed as herein provided.
     Interest Payment Dates: May 15 and November 15 (each, an “Interest Payment Date”), commencing on November 15, 2010.
     Interest Record Dates: May 1 and November 1 (each, an “Interest Record Date”).
     Payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in Dallas Texas, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal of and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes.
     Reference is made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LENNOX INTERNATIONAL INC.
By:
	Name:	Todd M. Bluedorn
	Title:	Chief Executive Officer

Attest:

By:

Name: Richard Pelini
Title: Vice President, Corporate Treasurer
This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

Dated: May 6, 2010

[REVERSE OF NOTE]
     This Note is one of the duly authorized securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of May 3, 2010 (the “Base Indenture”), as amended by a First Supplemental Indenture dated as of May 6, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Notes represented hereby), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is a Global Note representing the Company’s 4.900% Notes due 2017 in the aggregate principal amount of $200,000,000.
     The amount of interest payable on any interest payment date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.
     The Notes of this series are issuable only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.
     The Notes shall be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Notes, with a copy provided to the Trustee. The Notes shall be redeemable at a redemption price, to be calculated by the Company, equal to the greater of (i) 100% of the principal amount of such Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than six such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.
     “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      On and after any redemption date, interest will cease to accrue on the Notes called for redemption. On or before the redemption date, the Company shall deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all of the Notes so called for redemption at the appropriate redemption price, together with accrued interest to the date fixed for redemption. If the Company is redeeming less than all of the Notes, the Trustee shall select, in such manner as it shall deem appropriate and fair, the Notes to be redeemed in whole or in part.
     Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described above by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
     Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
     On the Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.
     The Company shall not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
     The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflict.
     “Change of Control” means the occurrence of any of the following after the Issue Date:
     (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;
     (b) the consummation of any transaction (including, without limitation, any merger or consolidation) that results in any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, provided that an employee of the Company or any of the Company’s subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee is not a member of a “group” solely because such employee’s shares are held by a trustee under said plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock or of the Voting Stock of any of the Company’s direct or indirect parent companies;
     (c) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction in which the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
     (d) the first day on which a majority of the members of the Company’s board of directors or the board of directors of any of the Company’s direct or indirect parent companies are not Continuing Directors; or
     (e) the adoption of a plan relating to the Company’s liquidation or dissolution.
     Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
     “Change of Control Triggering Event” means, with respect to the Notes, (1) the rating of the Notes is lowered by any of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (2) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event shall not be deemed to have occurred in respect of a particular Change of Control if the Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
     Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
     “Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of the Company’s board of directors on the Issue Date or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”
     “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
     “Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
     “Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
     The indebtedness evidenced by this Note is, to the extent provided in the Indenture, the senior and unsecured obligation of the Company and will rank equally in right of payment to all of the Company’s existing and future senior unsecured and unsubordinated indebtedness. This Note will, to the extent provided in the Indenture, be guaranteed, jointly and severally, by each of the Guarantors party to the Indenture on a senior unsecured basis. This Note may hereafter be entitled to certain other Guarantees made for the benefit of the Holders. Reference is made to Article 8 of the First Supplemental Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.
     The Notes are initially limited to $200,000,000 aggregate principal amount. The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes of this series in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes), provided that such Notes must be part of the same issue as the Notes initially issued for U.S. federal income tax purposes. Any such additional Notes shall be consolidated and form a single series with the Notes initially issued, including for purposes of voting and redemptions.
     The Notes are not entitled to the benefit of any sinking fund.
     The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person, and requires that the Company comply with certain further covenants, such as Limitations on Liens, Limitations on Sale and Leaseback Transactions and Limitations on Transfer of Principal Properties to Specified Subsidiaries as further described in the Indenture, all of which are applicable to this Note. All such covenants and limitations are subject to a number of important qualifications and exceptions.
     The Indenture contains provisions for the defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.
     If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, without the consent of any of the Holders of the outstanding Notes, to modify and amend the Indenture for the purpose of, among other things, curing any ambiguity, defect or inconsistency.
     The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of the Holders of all Notes, to waive any past default or Event of Default with respect to the Notes and its consequences, except a default in the payment of the principal of or interest on any of the Notes or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the currency, herein prescribed.
     No director, officer, employee, incorporator or stockholder, as such, of the Company, any Guarantor or any other obligor in respect of any Note or any Subsidiary of any thereof shall have any liability for any obligation of the Company, any Guarantor or any other obligor in respect of any Note under the Indenture, the Notes or any Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Holder, by accepting this Note, hereby waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     This Note shall be governed by and construed in accordance with the law of the State of New York.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.